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Exhibit 23.2

Consent of Ernst & Young LLP

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101203 pertaining to the FTD, Inc. 2002 Long-Term Equity Incentive Plan and Form S-8 No. 333-96627 pertaining to the Options Assumed by FTD, Inc. Originally Granted Under FTD.COM INC. 1999 Equity Incentive Plan) of FTD, Inc. of our report dated August 1, 2003 with respect to the fiscal 2003 consolidated financial statements and schedule of FTD, Inc. and subsidiaries included in the Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended June 30, 2003.

/S/ ERNST & YOUNG LLP

Chicago, Illinois
October 28, 2003

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Consent of Ernst & Young LLP